Exhibit 99.1

                   Pediatrix Reports Non-GAAP EPS of
   $1.29 for 2005 Third Quarter, Board Authorizes $50 Million Share
                          Repurchase Program

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Nov. 2, 2005--Pediatrix Medical Group, Inc., (NYSE: PDX), today reported that it earned $1.29 per share for the three months ended September 30, 2005, on a non-GAAP basis that excludes the impact of equity-based compensation expense.
    The nation's leading provider of newborn, maternal-fetal and pediatric subspecialty physician services, Pediatrix reported results for the 2005 third quarter that include the following quarterly records:

    -- Revenue of $178.1 million, up 13 percent from the comparable prior-year period;

    -- Income from operations, excluding equity-based compensation expense, of $49.5 million, up 19 percent from the comparable prior-year period;

    -- Earnings per share of $1.29, excluding equity-based compensation expense, an increase of 24 percent from the comparable prior-year period, or $1.16 per share on a GAAP basis; and

    --  Cash flow from operations of $60.7 million.

    "This was another quarter with very solid execution of our growth strategy to expand our national group practice and manage our business more efficiently," said Roger J. Medel, M.D., Chief Executive Officer of Pediatrix Medical Group, Inc. "We accomplished these strong financial results while responding to very specific challenges presented during this busy hurricane season. I am particularly proud of the way our physicians, nurse practitioners and administrative managers, working with our hospital partners, were able to ensure continuous care for babies who were relocated when the healthcare delivery system along the U.S. Gulf Coast was severely impacted by back-to-back storms. During this period, we demonstrated an important dimension of our national group practice model, which is our ability to quickly mobilize our physicians to provide critical care services to patients."
    For the three months ended September 30, 2005, Pediatrix reported net patient service revenue of $178.1 million, up 13 percent from $158.3 million for the comparable period of 2004, principally as a result of the Company's ongoing acquisition program. Same-unit revenue increased by 4.9 percent, which was primarily the result of neonatal intensive care unit (NICU) patient volume growth of 4.0 percent and volume growth of other services, including maternal fetal medicine and pediatric cardiology.
    Income from operations for the 2005 third quarter was $44.8 million on a GAAP basis, or $49.5 million when adjusted to exclude the impact of equity-based compensation expense for restricted stock granted during the period. Non-GAAP operating income for the 2005 third quarter increased by 19 percent from $41.5 million for the 2004 third quarter. The 2004 period was not affected by equity compensation expense.
    Pediatrix's non-GAAP income from operations as a percent of revenue was 27.8 percent for the 2005 third quarter, up 158 basis points from the prior year period. Pediatrix continues to see positive trends in its ongoing general and administrative expense management. Excluding equity-based compensation, general and administrative expenses increased by approximately 6 percent in the 2005 third quarter over the comparable prior year period. General and administrative expenses on a non-GAAP basis were 11.9 percent of revenue for the 2005 third quarter or 75 basis points lower than the 2004 third quarter.
    Net income for the 2005 third quarter was $28.1 million. When excluding the after-tax impact of equity-based compensation expense, net income was $31.0 million for the 2005 third quarter, up 20 percent from $25.9 million on a GAAP basis for the comparable period of 2004.
    On a per-share basis, Pediatrix earned $1.16 based on a weighted average 24.1 million shares outstanding for the three months ended September 30, 2005. Non-GAAP earnings per share were $1.29, up 24 percent from $1.04 earned on a GAAP basis during the comparable 2004 period based on a weighted average 25 million shares outstanding.
    During the 2005 third quarter, Pediatrix generated record cash flow from operations of $60.7 million. During the period, Pediatrix invested $19.9 million to complete three physician group practice acquisitions. Pediatrix also used $45.2 million of its cash to completely pay down amounts outstanding under its $225 million revolving credit facility. At September 30, 2005, Pediatrix had total debt of less than $2 million, consisting principally of capital lease obligations.
    For the nine months ended September 30, Pediatrix had net patient service revenue of $516 million, compared with $458.6 million for the same period of 2004. Pediatrix reported operating income of $118.0 million and net income of $73.2 million through nine months of 2005, which compares with operating income of $116.0 million and net income of $72.5 million for the comparable period of 2004. Earnings per share for the nine months ended September 30, 2005, were $3.07, based on a weighted average 23.8 million shares outstanding, as compared with $2.88 per share based on a weighted average 25.2 million shares outstanding for the comparable 2004 period. Pediatrix's results for the nine months ended September 30, 2005, were impacted by a $6 million pre-tax charge to increase reserves related to an offer made to settle its national Medicaid and TRICARE investigation as well as equity compensation expense associated with the issuance of restricted stock in July 2005.
    Pediatrix continues to grow by acquiring and integrating physician group practices into its national group practice structure. During the 2005 third quarter, Pediatrix completed the acquisition of neonatal practices in Tampa, Florida, and Spokane, Washington, as well as a pediatric cardiology practice based in Dallas, Texas. During the 2005 fourth quarter, Pediatrix has added a pediatric cardiology practice serving patients in communities throughout northern Virginia and Maryland. For all of 2005, Pediatrix has completed 13 physician group practice acquisitions.
    Separately, the Board of Directors has authorized the repurchase of up to $50 million of the Company's common stock. The share repurchase program allows for the Company to make open market purchases from time to time based on general economic and market conditions. Pediatrix has not included any possible impact of this share repurchase program in its current earnings guidance. Pediatrix has repurchased approximately $300 million of its common stock since 2002 under other share repurchase programs.

    Outlook

    Pediatrix reaffirms its previously issued earnings per share guidance for the 2005 fourth quarter of $1.12 to $1.14 on a GAAP basis, or $1.27 to $1.29 when excluding the after-tax impact of equity-based compensation. Pediatrix's 2005 fourth quarter guidance does not include any potential changes to reserves related to the national Medicaid and TRICARE investigation settlement offer and it does not include the impact of the newly authorized share repurchase program.
    Pediatrix is delaying the announcement of its 2006 earnings guidance until completing the final steps in its forecasting process that was disrupted when the Company's headquarters was closed for several days following Hurricane Wilma.

    Reconciliation of Non-GAAP Information

    This press release contains non-GAAP information, including income from operations, net income and earnings per share as adjusted to exclude equity-based compensation expense. Pediatrix believes that the presentation of non-GAAP guidance provides useful information to management and investors regarding financial and business trends related to its results of operations and that when non-GAAP information is viewed with GAAP information, investors are provided with a meaningful understanding of Pediatrix's ongoing operating financial performance. This information is not intended to be considered in isolation, or as a substitute for GAAP financial information. The following table reconciles non-GAAP financial information to income from operations, net income and net income per common share which Pediatrix believes are the most comparable GAAP measures:



                                          Three Months Ended
                                          September 30, 2005

                                   GAAP      Adjustments    Adjusted
                               ------------  -----------  ------------
                                 (in thousands except per share data)

Net patient service revenue      $ 178,099    $    --       $ 178,099
                               ------------               ------------
Operating expenses:
  Practice salaries and
   benefits                         99,062     (1,026)         98,036
  Practice supplies and other
   operating expenses                7,015         --           7,015
  General and administrative
   expenses                         24,870     (3,704)         21,166
  Depreciation and amortization      2,339         --           2,339
                               ------------               ------------

  Total operating expenses         133,286         --         128,556
                               ------------               ------------

Income from Operations              44,813         --          49,543

Investment income                      267         --             267
Interest expense                      (367)        --            (367)
                               ------------               ------------

  Income before income taxes        44,713         --          49,443
Income tax provision               (16,656)    (1,762)        (18,418)
                               ------------               ------------

Net income                       $  28,057         --       $  31,025
                               ============               ============

Per share data:
  Net income per common and
   common equivalent share
   (diluted)                         $1.16         --           $1.29
Weighted average shares used in
 computing net income per
 common and common equivalent
 share (diluted)                    24,089         --          24,089


    This press release contains non-GAAP information for estimated earnings per share for the three months ended December 31, 2005 that is adjusted to exclude the after-tax impact of equity compensation expense. The following table reconciles this non-GAAP guidance to estimated earnings per common share in accordance with GAAP:



                                      Three Months Ended
                                      December 31, 2005

                            GAAP         Adjustments       Adjusted
                       ---------------   -----------    --------------
Estimated Earnings
 Per Share              $1.12 to $1.14      $0.15       $1.27 to $1.29
----------------------------------------------------------------------


    Investor Conference Call

    At 10 a.m. Eastern Time today, Pediatrix Medical Group, Inc., will host an investor conference call to discuss the quarterly results, operations review and earnings guidance. The conference call Webcast may be accessed from the Investors page on the Company's website, www.pediatrix.com. A telephone replay of the conference call will be available from 1:30 p.m. EDT today through midnight EDT November 9, 2005 by dialing 800-475-6701, access code 798454. The replay will also be available at www.pediatrix.com.

    About Pediatrix

    Pediatrix was founded in 1979. Pediatrix physicians and advanced nurse practitioners are reshaping the delivery of maternal-fetal and newborn care, identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Its neonatal physicians provide services at more than 220 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 800 physicians in 32 states and Puerto Rico. Pediatrix is also the nation's largest provider of newborn hearing screens and newborn metabolic screening. Additional information is available at www.pediatrix.com.

    Certain statements and information in this press release may be deemed to be "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as "believe," "hope," "may," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions, and are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix's most recent Annual Report on Form 10-K, including the section entitled "Risk Factors."



                     Pediatrix Medical Group, Inc.
                   Consolidated Statements of Income
                              (Unaudited)

                                 Three months ended  Nine months ended
                                    September 30,     September 30,
                                     2005     2004     2005     2004
                                  -------- -------- -------- ---------
                                    (in thousands, except
                                                 for per share data)
                                  ------------------------------------

Net patient service revenue       $178,099 $158,333 $516,005 $458,636
                                  -------- -------- -------- ---------
Operating expenses:
 Practice salaries and benefits     99,062   88,592  295,022  258,947
 Practice supplies and other
  operating expenses                 7,015    5,895   20,109   17,206
 General and administrative
  expenses                          24,870   20,002   75,348   59,455
 Depreciation and amortization       2,339    2,298    7,515    6,999
                                  -------- -------- -------- ---------

 Total operating expenses          133,286  116,787  397,994  342,607
                                  -------- -------- -------- ---------

Income from operations              44,813   41,546  118,011  116,029
                                  -------- -------- -------- ---------

Investment income                      267       96      643      354
Interest expense                      (367)    (298)  (2,053)    (854)
                                  -------- -------- -------- ---------

 Income before income taxes         44,713   41,344  116,601  115,529
Income tax provision               (16,656) (15,401) (43,434) (43,035)
                                  -------- -------- -------- ---------

Net income                         $28,057  $25,943  $73,167  $72,494
                                  ======== ======== ======== =========

Per share data:
 Net income per common and common
  equivalent share (diluted)         $1.16    $1.04    $3.07    $2.88

 Weighted average shares used in
  computing net income per common
  and common equivalent share
  (diluted)                         24,089   24,980   23,801   25,176








                       Balance Sheet Highlights
                              (Unaudited)
                            ---------------

                                     As of                As of
                                 Sept. 30, 2005       Dec. 31, 2004
                              ------------------   ------------------
                                           (in thousands)
Assets:
Cash and cash equivalents              $4,778             $7,011
Short-term investments                 11,895              9,961
Accounts receivable, net              109,874            107,860
Other current assets                   29,790             27,402
Other assets                          727,895            636,655
Total assets                         $884,232           $788,889
                              ==================   ==================

Liabilities and shareholders'
 equity:
Accounts payable & accrued
 expenses                            $135,213           $128,991
Total debt                              1,577             55,312
Other liabilities                      49,731             33,555
                              ------------------   ------------------
Total liabilities                     186,521            217,858
Shareholders' equity                  697,711            571,031
Total liabilities and
 shareholders' equity                $884,232           $788,889
                              ==================   ==================



    CONTACT: Pediatrix Medical Group, Inc.
             Bob Kneeley, 954-384-0175, x-5300
             bob_kneeley@pediatrix.com